Exhibit 99.6

Cory Freedland

c/o Neurogene Inc.

535 W 24th Street, 5th Floor

New York, NY 10011

Consent to Reference in Proxy Statement/Prospectus

Neoleukin Therapeutics, Inc. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of the combined company following the consummation of the merger. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Cory Freedland
Name: Cory Freedland